Impact at Lower End of Previous Estimates
Expects to Regain Compliance with NASDAQ Listing Rules
AUSTIN, Texas (November 9, 2015) - EZCORP, Inc. (Nasdaq: EZPW) today filed its amended and past due periodic reports with the U.S. Securities and Exchange Commission. Those reports contain restated financial information for fiscal 2014, 2013 and 2012 and the first quarter of fiscal 2015. The company had previously announced that it was restating its financial statements for those periods to correct certain accounting errors associated with its Grupo Finmart loan portfolio.
The filed reports include an amended annual report for fiscal 2014, an amended quarterly report for the first quarter of fiscal 2015 and quarterly reports for the second and third quarters of fiscal 2015.
The company believes that, with the filing of these reports, it will achieve compliance with NASDAQ's continued listing requirements, and expects that NASDAQ will send the company an acknowledgement to that effect in the near future. In addition, with the filing of these reports, the company is able to cure the filing default under its Cash Convertible Notes, which will stop the accrual of additional interest on the notes.
Stuart Grimshaw, EZCORP’s Chief Executive Officer, said: “Today’s filings complete an exhaustive process to identify the nature, extent and impact of the accounting issues associated with our Grupo Finmart loan portfolio. We are highly conscious of the need to ensure controls and procedures across all our businesses meet high standards, and we will work with our Audit Committee to achieve and maintain those standards.”
Impact of Restatement
The restatement adjustments correct the accounting treatment of structured asset sales completed by Grupo Finmart in fiscal 2014 and the first quarter of fiscal 2015 and errors relating to the accrued interest revenue and bad debt reserves associated with Grupo Finmart’s “non-performing” loans, as well as certain other accounting errors identified during the restatement process.
The aggregate restatement adjustments reduce net income for each of the restated periods. The table below shows the reduction in pre-tax income and the after-tax consolidated reduction in net income attributable to EZCORP (after excluding amounts attributable to the non-controlling minority interest in Grupo Finmart).

Period	Reduction in Pre-Tax Income (in millions)	Reduction in Net Income Attributable to EZCORP (in millions)
Fiscal 2012	$13.0	$6.9
Fiscal 2013	$22.0	$11.8
Fiscal 2014	$47.5	$19.0
Fiscal 2015 (first quarter)	$8.2	$3.6
The reduction in pre-tax income for each period is slightly below, or at the lower end of, the estimated range previously announced by the company on October 20, 2015.
A significant portion of the adjustments reflects the timing of income recognition, with negative adjustments in past periods and positive adjustments expected in future periods. Other than the costs associated with the restatement process itself, the restatements have no cash impact.
Information about the restatement adjustments can be found in the company’s Amended Annual Report on Form 10-K/A for the fiscal year ended September 30, 2014 and Amended Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2014, both filed today with the Securities and Exchange Commission.

About EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico and consumer loans in Mexico. At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the affect of the restatement. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors and current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
EZCORP Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com